As filed with the Securities and Exchange Commission on March 16, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

HAYES LEMMERZ INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	32-0072578
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

15300 Centennial Drive
Northville, Michigan 48168
(734) 737-5000
(Address, including Zip Code, and Telephone Number, including Area Code, of
Registrant’s Principal Executive Offices)

Patrick C. Cauley, Esq.
Vice President, General Counsel and Secretary
Hayes Lemmerz International, Inc.
15300 Centennial Drive
Northville, Michigan 48168
(734) 737-5000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
Copy to:
Robert B. Pincus, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square, P.O. Box 636
Wilmington, Delaware 19899-0636
(302) 651-3000

     Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.: ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount to be	Offering Price	Aggregate	Amount of
Title of Each Class of Securities to be Registered	Registered(1)	Per Share	Offering Price(2)	Registration Fee
Common Stock, par value $0.01 per share	57,512,219 shares	$4.81	$276,633,773	$8,493

(1)	The amount of shares of common stock to be registered for resale includes shares of common stock that have been issued to the selling stockholders in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended based on the average of the high and low sale prices of the Registrant’s common stock on the Nasdaq Global Market on March 14, 2007.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY THESE SECURITIES BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
SUBJECT TO COMPLETION, DATED MARCH 16, 2007
PROSPECTUS
HAYES LEMMERZ INTERNATIONAL, INC.
57,512,219 Shares of Common Stock

     This prospectus relates to resales of shares of our common stock owned by the selling stockholders, including shares that have been issued to the selling stockholders in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. The shares of our common stock are being registered pursuant to a registration rights agreement with the selling stockholders.
     The prices at which the selling stockholders may sell the shares will be determined by prevailing market prices or through privately-negotiated transactions. We will not receive any proceeds from the sale of any of the shares. We have agreed to bear the expenses of registering the shares covered by this prospectus under federal and state securities laws.
     The shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell the shares through ordinary brokerage transactions or through any other means described in the section titled “Plan of Distribution.” We do not know when or in what amount the selling stockholders may offer the shares for sale. The selling stockholders may sell any, all or none of the shares offered by this prospectus.
     Shares of our common stock are traded on the Nasdaq Global Market under the symbol “HAYZ.” On March 15, 2007, the closing sales price for our common stock was $4.80 per share.

     Investing in our common stock involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 3 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended January 31, 2006, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to invest in our common stock.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2007

ABOUT THIS PROSPECTUS
     Unless otherwise stated or the context otherwise requires, the terms “Hayes,” “we,” “us,” “our,” and the “Company” refer to Hayes Lemmerz International, Inc. and its subsidiaries.
     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. Under this shelf process, certain selling stockholders may from time to time sell the shares of common stock described in this prospectus in one or more offerings.
     This prospectus provides you with a general description of the common stock that certain selling stockholders may offer. Each time a selling stockholder sells common stock, we will provide you with a prospectus supplement containing specific information about the relevant selling stockholders, the terms of the offering and the means of distribution. A prospectus supplement may include other special considerations applicable to such offering of common stock. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date of the prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of the prospectus or any exercise of the rights. Our business, financial condition, results of operations and prospects may have changed since that date.

SUMMARY

     This summary highlights information contained elsewhere in this prospectus or incorporated by reference therein. This summary is not complete and may not contain all of the information that you should consider before deciding whether or not to invest in our common stock. You should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 3 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended January 31, 2006 and all other information included or incorporated therein by reference in this prospectus in its entirety before you decide whether to invest in our common stock.
Hayes Lemmerz International, Inc.
     Originally founded in 1908, Hayes Lemmerz International, Inc. is a leading worldwide producer of aluminum and steel wheels for passenger cars and light trucks and of steel wheels for commercial trucks and trailers. We are also a leading supplier of automotive brake and powertrain components. We have global operations with 30 facilities, including business and sales offices, manufacturing facilities and technical centers, located in 14 countries around the world. We sell our products to every major North American, Japanese and European manufacturer of passenger cars and light trucks and to commercial highway vehicle customers throughout the world.
     We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 15300 Centennial Drive, Northville, Michigan 48168, and our telephone number is (734) 737-5000. Our website is www.hayes-lemmerz.com. The information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment in our securities.
The Rights Offering and Sale of Additional Shares
     On March 16, 2007 we entered into an Equity Purchase and Commitment Agreement (the “Equity Agreement”) with Deutsche Bank Securities Inc., which we refer to as the Investor, pursuant to which the Investor agreed, subject to certain conditions and limitations, to purchase all of the shares of our common stock issuable upon the exercise of any rights remaining unsubscribed at the close of our previously announced rights offering at a price per share equal to the rights subscription price of $3.25 per share. SPCP Group, LLC, an affiliate of Silver Point Capital, L.P., which we refer to as the Principal Additional Investor, agreed with the Investor to acquire 50% of the shares that the Investor is obligated to acquire pursuant to the Equity Agreement. Under the Equity Agreement, the Investor also had the option (i) to purchase 5,538,462 shares at the subscription price for the rights (the “Direct Investment Option”) and (ii) to assign some or all of its rights and obligations to purchase shares of common stock to such additional investors as were reasonably acceptable to us, which we refer to as the Additional Investors. As a result, on                     , 2007, the Investor, the Principal Additional Investor, and the Additional Investors acquired                     ,                     , and                     shares of our common stock, respectively, pursuant to our rights offering and                     ,                     , and                     shares of our common stock, respectively, pursuant to the Direct Investment Option.
     On March 16, 2007, in connection with the Equity Agreement, we entered into a registration rights agreement with the Investor and the Principal Additional Investor, pursuant to which we agreed to register the resale of the shares of our common stock that the Investor, the Principal Additional Investor, and the Additional Investors hold, including the shares they acquired pursuant to the Equity Agreement. This prospectus is part of a registration statement we have filed with the SEC pursuant to our obligations under the Registration Rights Agreement.

RISK FACTORS
     Investing in our common stock involves a high degree of risk. You should carefully consider the specific risks described below, the risks described in our Annual Report on Form 10-K for the fiscal year ended January 31, 2006, which are incorporated herein by reference and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act of 1934, as amended, before making an investment decision. See the section of this prospectus entitled “Where You Can Find More Information.” Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition, or operating results to suffer. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, or operating results. Some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see “Forward-Looking Statements.”
Industry Risks
Cyclical demand in the automotive industry may adversely affect our business.
     Most of our sales are to automotive original equipment manufacturers (OEMs) or direct (Tier 1) suppliers. Therefore, our financial performance is subject to conditions in the automotive industry, which are cyclical and depend on conditions in the U.S. and global economies generally. A weakening of the U.S. and global economies or an increase in interest rates could reduce consumer spending and demand for automobiles and light trucks, leading to decreased production by our customers, which could hurt our sales and financial performance. Our sales are also impacted by our customers’ inventory levels and production schedules. Due to the present uncertainty in the economy, some of our customers have been reducing their forecasts for new vehicle production. Continued economic uncertainty and fluctuations in demand may have a significant negative impact on our business. Because we have high fixed production costs, relatively small declines in our customers’ production could significantly reduce our profitability.
We depend on a small number of significant customers.
     We derived approximately 44% of our fiscal 2006 sales from direct sales to Ford, DaimlerChrysler and General Motors and their subsidiaries. In addition, some of our other sales are to Tier 1 suppliers who incorporate our components into products which they sell to these three OEMs. Neither we nor our Tier 1 customers may be able to maintain our current relationships with these customers or continue to supply them at current levels. Furthermore, these customers have had declining market share in North America in recent years, resulting in reduced demand. In addition, our sales are dependent on particular vehicle platforms that include our products. If production of those platforms were to be decreased or discontinued, our sales would be reduced. The loss of a significant portion of sales to Ford, DaimlerChrysler or General Motors or their Tier 1 suppliers could have a material adverse effect on our business. In addition, certain of our customers have filed for bankruptcy protection in the past year and additional customers may file for bankruptcy protection in the future. This could result in adverse changes in these customers’ production levels, pricing and payment terms and could limit our ability to collect receivables, which could harm our business or results of operations.
Our customers’ cost cutting efforts and purchasing practices may adversely impact our business.
     Our customers are continually seeking to lower their costs of manufacturing. These cost reductions may include relocation of our customers’ operations to countries with lower production costs. Customers might find it less costly to manufacture themselves at relocated facilities or to rely on foreign suppliers with lower production costs, whether or not the customers’ production is relocated, either of which may have a significant negative impact on our business.

     Changes in our customers’ purchasing policies or payment practices could also have an adverse effect on our business. For example, during fiscal 2004, two of our major customers discontinued early payment programs in which we participated, which negatively impacted our liquidity.
We operate in the highly competitive automotive supply industry.
     The automotive supply industry is highly competitive, both domestically and internationally, with a large number of suppliers competing to provide products to a relatively small number of OEMs. Competition is based primarily on price, quality, timely delivery and overall customer service. Many of our competitors are larger and have greater financial and other resources than we do. Further consolidation in the industry may result in fewer, larger suppliers who benefit from purchasing and distribution economies of scale. In addition, some of our competitors are former divisions or subsidiaries of our customers. We may not be able to compete successfully with these or other companies. In addition, there is a trend toward OEMs expanding their business relationships with a smaller number of “preferred” suppliers. If we are not designated a preferred supplier, we could lose sales to competitors that are preferred suppliers.
     Furthermore, the rapidly evolving nature of the automotive industry may attract new entrants, particularly in low cost countries such as China. We may not be able to offer our products at prices competitive with those of competitors in low-cost countries and pricing pressure created by such competitors could reduce our sales and margins. These factors have led to a re-sourcing of certain future business to foreign competitors in the past and may continue to do so in the future. In addition, any of our competitors may develop superior products, produce similar products at a lower cost than us, or adapt more quickly to new technologies or evolving customer requirements. As a result, our products may not be able to compete successfully. A number of our competitors have been forced to seek bankruptcy protection partially as a result of highly competitive market conditions in our industry.
Financial Risks
We have substantial levels of debt and debt service that will divert a significant amount of cash from our business operations.
     We have substantial levels of debt, including debt under our Amended and Restated Credit Agreement dated as of April 11, 2005 and related documents (Credit Facility), our Senior Notes, and other debt instruments. As of January 31, 2007, we had approximately $693.5 million of total indebtedness and approximately $37.9 million of cash and cash equivalents. Although we must either amend or refinance our Credit Facility in order to complete the rights offering and we will use the proceeds of the rights offering to repurchase our Senior Notes, following the rights offering and the transactions contemplated by the Equity Purchase Agreement, we will continue to have substantial levels of debt outstanding, and we may incur significant additional debt in the future. The degree to which we will be leveraged could have important consequences, including:
•	requiring a substantial portion of our cash flow from operations to be dedicated to debt service and therefore not available for our operations, capital expenditures, and future business opportunities;

•	increasing our vulnerability to a downturn in general economic conditions or in our business;

•	limiting our ability to adjust to changing market conditions, placing us at a competitive disadvantage compared to our competitors that have relatively less debt; and

•	limiting our ability to obtain additional financing or access additional funds under our Credit Facility for capital expenditures, working capital, or general corporate purposes.

Restrictions and covenants in the indenture governing the Senior Notes and the Credit Facility limit our ability to take certain actions and may limit access to our revolving credit facility.
     Our Credit Facility and the indenture governing the Senior Notes and our other debt agreements contain a number of significant covenants that, among other things, will restrict our ability, and the ability of our subsidiaries, to:
•	declare dividends or redeem or repurchase capital stock;

•	prepay, redeem, or purchase debt, including the Senior Notes;

•	incur liens and engage in sale-leaseback transactions;

•	make loans and investments;

•	incur additional debt, including borrowings under our Credit Facility;

•	amend or otherwise alter certain debt documents;

•	make capital expenditures;

•	engage in mergers, acquisitions, and asset sales;

•	enter into transactions with affiliates; and

•	alter the business we conduct.
     In addition, the Credit Facility requires us to satisfy certain financial covenants and we may become subject to additional or more restrictive covenants in connection with future borrowing.
     Although we must either amend or refinance our Credit Facility in order to complete the rights offering and we will use the proceeds of the rights offering to repurchase our Senior Notes, any new borrowing would be expected to include similar financial and restrictive covenants. These covenants may prevent us from accessing any revolving credit line and may limit our liquidity. Our ability to comply with these covenants may be affected by events beyond our control. If we are unable to comply with the covenants under any of our debt instruments, there would be a default which could result in acceleration of our debt and potentially our bankruptcy. Additionally, a default resulting from our failure to comply with such covenants or the applicable borrowing conditions would preclude us from borrowing additional funds. Compliance with the covenants could cause us to conduct our business, or to forgo opportunities, in such a manner as to materially harm our business.
We may not generate sufficient cash flow to fund required capital expenditures and for that and other reasons we may need additional financing in the future, which we may be unable to obtain.
     Our business requires us to make significant capital expenditures to acquire equipment needed to produce products for new customer programs, maintain existing equipment, and implement technologies to reduce production costs in response to customer pricing pressure. We may not generate sufficient cash flow from operations to fund our capital expenditure requirements. In that event, we may need to obtain additional financing or take other steps to reduce expenses or generate cash. In addition, lower sales or unanticipated expenses could give rise to additional financing requirements. We may be unable to obtain financing on favorable terms, or at all. If adequate funds are not available on acceptable terms, we may be required to make significant reductions in expenses and capital expenditures, which could significantly restrict our operations and limit our ability to enhance our products, fund capital investments, respond to competitive pressures or take advantage of business opportunities.
We may suffer future asset impairments and other restructuring charges, including write downs of goodwill or intangible assets.
     We record asset impairment losses when we determine that our estimates of the future undiscounted cash flows from an operation will not be sufficient to recover the carrying value of that facility’s building, fixed assets and production tooling. During fiscal 2006 we recorded total asset impairment losses and other restructuring charges of approximately $42.7 million and we may incur significant similar losses and charges with respect to other facilities in the future.
     In connection with our emergence from Chapter 11 and the application of fresh start accounting, we recorded significant increases in goodwill and intangible assets. At January 31, 2007, we had approximately $     million in goodwill and other intangible assets recorded on our balance sheet. We are required to evaluate annually whether our goodwill and other intangible assets have been impaired. Any future write-off of a significant portion of goodwill or intangible assets would have an adverse effect on our financial condition and results of operations.
Our exposure to variable interest rates and foreign currency fluctuations may negatively affect our results.
     A portion of our debt, including our borrowings under the Credit Facility, bears interest at variable rates. Any increase in the interest rates will increase our expenses and reduce funds available for our operations and future business opportunities. Increases in interest rates will also increase the risks resulting from our significant debt levels.
     Due to the increase in our operations outside the United States, we have experienced increased foreign currency exchange gains and losses in the ordinary course of our business. Fluctuations in exchange rates may have a material impact on our financial condition as cash flows generated in other currencies will be used, in part, to service our dollar-denominated debt. This fluctuation could result in an increase in our overall leverage and could result in less cash flow available for our operations, capital expenditures, and repayment of our obligations.
     In addition, fluctuations in foreign currency exchange rates may affect the value of our foreign assets as reported in U.S. dollars, and may adversely affect reported earnings and, accordingly, the comparability of period-to-period results of operations. Changes in currency exchange rates may affect the relative prices at which we and foreign competitors sell products in the same market. In addition, changes in the value of the relevant currencies may affect the cost of certain items required in our operations. Although we attempt to hedge against fluctuations in interest rates or exchange rates, such fluctuations may have a material adverse effect on our financial condition or results of operations, or cause significant fluctuations in quarterly and annual results.
We may be unable to maintain trade credit with our suppliers.
     We currently maintain trade credit with our key suppliers and utilize such credit to purchase significant amounts of raw material and other supplies with payment terms. As conditions in the automotive supply industry have become less favorable, key suppliers have been seeking to shorten trade credit terms or to require cash in advance for payment. If a significant number of our key suppliers were to shorten or eliminate our trade credit, our inability to finance large purchases of key supplies and raw materials would increase our costs and negatively impact our liquidity and cash flow.
Our failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and the price of our common stock.
     Section 404 of the Sarbanes-Oxley Act of 2002 requires our management to assess the effectiveness of our internal control over financial reporting at the end of each fiscal year, including a statement as to whether or not internal control over financial reporting is effective. Our assessment as of January 31, 2006 identified a material weakness in internal control over financial reporting related to income tax accounting matters. As a result of this material weakness, we did not detect errors in the accounting for income tax amounts in a timely manner. These errors were corrected and the corrections are reflected in the audited consolidated financial statements as of and for the year ended January 31, 2006.
     Because of the material weakness described in the preceding paragraph, we have concluded that, as of January 31, 2006, our internal control over financial reporting was not effective based on those criteria. This failure and any failure in the future to achieve and maintain effective internal controls over financial reporting and otherwise comply with the requirements of Section 404 could have a material adverse effect on our business and the price of our common stock. Such noncompliance could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements. In addition, perceptions of our business among customers, suppliers, rating agencies, lenders, investors, securities analysts, and others could be adversely affected.
The nature of our business exposes us to product liability, recall, and warranty claims and other legal proceedings.
     We are subject to litigation in the ordinary course of our business. The risk of product liability, recall and warranty claims are inherent in the design, manufacture and sale of automotive products, the failure of which could result in property damage, personal injury or death. Although we currently maintain what we believe to be suitable and adequate product liability insurance, we may not be able to maintain this insurance on acceptable terms and this insurance may not provide adequate protection against potential liabilities. In addition, we may be required to participate in a recall involving our products. Such a recall would not be covered by our insurance. Furthermore, our customers can initiate a recall of our products without our agreement and offset their costs of the recall against payments due to us for other products. A successful product liability claim in excess of available insurance coverage or a requirement to participate in a product recall could have a material adverse effect on our business. In addition, we are involved in other legal proceedings, which could adversely affect our cash flows, financial condition or results of operations.
Our pension and other postretirement employee benefits expense could materially increase.
     Certain of our current and former employees participate in defined benefit pension plans. The plans are currently underfunded. Declines in interest rates or the market values of the securities held by the plans, or certain other changes, could materially increase the amount by which the plans are underfunded, affect the level and timing of required contributions, and significantly increase our pension expenses and reduce profitability.
     We also sponsor other postretirement employee benefit plans that cover certain current and former employees and eligible dependents. We fund these obligations on a pay-as-you-go basis. Increases in the expected cost of the benefits, particularly health care, in excess of our assumptions could increase our actuarially determined liability and related expense along with future cash outlays.
Our credit ratings have recently been downgraded, we may experience further downgrades in the future, and the cost of amending or refinancing our Credit Agreement may consequently increase.
     Our debt is rated by nationally recognized statistical rating organizations. These organizations have downgraded certain of our debt ratings in the last twelve months and may further downgrade our debt ratings in the future. While these actions do not impact our current cost of borrowing, they could significantly reduce our access to the debt markets and increase the cost of amending or refinancing our Credit Facility. If we are unable to amend or refinance our Credit Facility, we will be unable to complete the rights offering and may be required to seek alternative means to de-leverage the Company, which may not be available on commercially reasonable terms, if at all. If we are unable to de-leverage the Company, our financial condition will be adversely affected.
Operational Risks
Increased cost of supplies and raw materials, especially steel and iron, could affect our financial health.
     Our business is subject to the risk of price increases and periodic delays in the delivery of raw materials and supplies. The availability and price of these commodities are subject to market forces largely beyond our control. Fluctuations in prices or availability of these raw materials or supplies will affect our profitability and could have a material adverse effect on our business, results of operations, or financial condition. In addition, if any of our suppliers seek bankruptcy relief or otherwise cannot continue their business as anticipated, the availability or price of raw materials could be adversely affected.

     In recent periods there have been significant increases in the global prices of steel, aluminum and natural gas, which have had and may continue to have an impact on our business. Continued increases in the price of steel, aluminum, natural gas or other key materials and supplies may have a material adverse effect on our business, results of operations, or financial condition. Although we have been able to pass some of the supply and raw material cost increases onto our customers, competitive and marketing pressures may prevent us from doing so in the future. In addition, our customers are not contractually obligated to accept certain of these price increases. This inability to pass on price increases to our customers could adversely affect our operating margins and cash flow, and result in lower operating income and profitability.
Unexpected equipment failures, delays in deliveries, or catastrophic loss at any of our manufacturing facilities could lead to production curtailments or shutdowns.
     Equipment failure, interruption of supply, labor disputes or other causes could significantly reduce production of our products, which would reduce our sales and earnings for the affected period. In addition, we generally produce our products on a “just in time” basis and do not hold large inventories. If production is interrupted at any of our manufacturing facilities, even if only temporarily or as a result of events that are beyond our control, delivery times could be severely affected. Any significant delay in deliveries to our customers could lead to returns or cancellations and cause us to lose future sales, as well as expose us to claims for damages. Our manufacturing facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions, or violent weather conditions. We have in the past and may in the future experience plant shutdowns or periods of reduced production as a result of equipment failure, delays in deliveries, or catastrophic loss, which could have a material adverse effect on our results of operations or financial condition.
We have significant international operations that subject us to risks not faced by domestic competitors.
     Approximately 77% of our consolidated net sales (after reclassification of our suspension components business as discontinued operations) in fiscal 2006 were from operations outside the United States. We expect sales from our international operations to continue to represent a substantial and growing portion of our business. Risks inherent in international operations include the following:
•	agreements may be difficult to enforce and receivables difficult to collect through a foreign country’s legal system;

•	foreign customers may have longer payment cycles;

•	foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs or adopt other restrictions on foreign trade or investment, including foreign exchange controls;

•	foreign laws or regulations may restrict our ability to repatriate cash from foreign operations;

•	necessary export licenses or customs clearances may be difficult to obtain;

•	intellectual property rights may be more difficult to enforce in foreign countries;

•	political or economic conditions or exposure to local social unrest, including any resultant acts of war, terrorism or similar events in the countries in which we operate could have an adverse effect on our earnings from operations in those countries;

•	unexpected adverse changes in foreign laws or regulatory requirements may occur;

•	compliance with a variety of foreign laws and regulations may be difficult;

•	in certain countries we are subject to nationwide collective labor agreements that we did not negotiate;

•	labor laws in certain countries may make it more difficult or expensive to reduce our labor force in response to reduced demand; and

•	differing foreign tax structures may subject us to additional taxes or affect our ability to repatriate cash from our foreign subsidiaries.

     Any of these factors could have a material adverse effect on our business, cash flows, financial condition and results of operations.
We may not be able to successfully implement our planned operational improvements or realize the benefits of those plans already implemented.
     As part of our ongoing focus on being a low-cost provider of high quality products, we continually analyze our business to further improve our operations and identify cost-cutting measures. If we do not identify and implement operational improvements or if implemented improvements do not generate the expected benefits, we may be unable to offer products at a competitive price and generate sufficient operating funds to service our debt or make necessary capital expenditures. If that were to happen, alternative sources of financing may not be available to us on commercially reasonable terms or at all.
We may not be able to timely or successfully launch new products.
     In order to effectively compete in the automotive supply industry, we must be able to launch new products to meet our customers’ demand. We may not be able to install and obtain customer approval of the equipment needed to produce products for new programs in time for the start of production. In addition, transitioning our manufacturing facilities and resources to full production under new product programs may impact production rates or other operational efficiency measures. Moreover, our customers may delay or cancel the launch of new product programs or actual production may be below planned quantities. Our failure to successfully launch new products, or a failure by our customers to successfully launch new programs in the quantities anticipated, could adversely affect our results.
Our success will depend on our ability to attract and retain qualified employees.
     Our success depends in part on our ability to attract, hire, train, and retain qualified engineering, managerial, technical, sales, and marketing personnel. We face significant competition for these types of employees. As we implement measures to improve our cost structure, employee morale may suffer. We may be unsuccessful in attracting and retaining the personnel we require and key personnel may leave and compete against us. We may be unsuccessful in replacing key managers who either resign or retire. The loss of any member of our senior management team or other experienced, senior employees could impair our ability to execute our business plan and strategic initiatives, cause us to lose customers and reduce our sales, or lead to the loss of other key employees. In any such event, our financial condition, results of operations and cash flows could be adversely affected.
We might fail to adequately protect our intellectual property or third parties might assert that our technologies infringe on their intellectual property.
     We rely on a combination of patents, trade secrets, trademarks and copyrights to protect our intellectual property, but this protection might be inadequate. For example, our pending or future patent applications might not be approved or, if allowed, they might not be of sufficient strength or scope. Conversely, third parties might assert that our technologies infringe their proprietary rights. We are currently involved in litigation in which the plaintiff has asserted that we have infringed on its patents. This litigation, and possible future litigation, could result in substantial costs and diversion of our efforts and could adversely affect our business, whether or not we are ultimately successful.
Our products may be rendered obsolete or less attractive by changes in regulatory requirements or competitive technologies.
     Changes in legislative, regulatory or industry requirements or in competitive technologies may render certain of our products obsolete or less attractive. Our ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced products on a timely basis will be a significant factor in our ability to remain competitive. Certain of our products may become obsolete and we may not be able to achieve the technological advances necessary for us to remain competitive. We are also subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in product development and failure of products to operate properly.
A high percentage of our customers’ employees and certain of our employees are unionized or covered by collective bargaining agreements.
     Many employees of our major customers and certain of our employees are unionized. Certain of our employees in the United States are represented by the United Steel Workers Union, all of whom are employed at our facility in Akron, Ohio. As is common in Mexico and many European jurisdictions, substantially all of our employees in Europe and Mexico are covered by country-wide collective bargaining agreements. Although we believe that our relations with our employees are good, a dispute between us and our employees could have a material adverse effect on our business. In addition, significant percentages of the workforces at certain of our major customers are unionized. Strikes or labor disputes at a major customer could result in reduced production of vehicles incorporating our products. This would reduce demand for our products and could have a material adverse effect on our sales and results of operations during the affected periods.
We are subject to potential exposure to environmental liabilities.
     We are subject to various foreign, federal, state and local environmental laws, ordinances and regulations, including those governing discharges into the air and water, the storage, handling and disposal of solid and hazardous wastes, the remediation of contaminated soil and groundwater, and the health and safety of our employees. We are also required to obtain permits from governmental authorities for certain operations. We may not be in complete compliance with these permits at all times. If we fail to comply with these permits, we could be fined or otherwise sanctioned by regulators and the fine or sanction could be material.
     The nature of our operations and the history of industrial uses at some of our facilities expose us to the risk of environmental liabilities that could have a material adverse effect on our business. For example, we may be liable for the costs of removal or remediation of contamination that may be present on our property, even if we did not know about or cause the contamination and even if the practices that resulted in the contamination were legal when they occurred.
Risks Related to Our Common Stock
The price of our common stock historically has experienced significant price and volume fluctuations, which may make it difficult for you to resell the common stock.
     The market price of our common stock historically has experienced and may continue to experience significant price and volume fluctuations similar to those experienced by the broader stock market in recent years. In addition, the price of our common stock may fluctuate significantly in response to various factors, including, but not limited to: variations in our annual or quarterly financial results; changes by financial research analysts in their estimates of our earnings or the earnings of our customers or competitors; and conditions in the economy in general or the automotive industry in particular, including increased competitive pressures and dependence on, and pricing pressures from, the industry and our customers.
Significant sales of common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for our common stock.
     The sale of substantial amounts of our common stock could adversely affect its price. Sales of substantial amounts of our common stock in the public market, and the availability of shares for future sale, including 55,384,615 shares of our common stock to be issued in the rights offering, (including pursuant to the Direct Investment Option) 2,993,251 shares of our common stock issuable upon exercise of outstanding options to acquire shares of our common stock or upon vesting of restricted stock units, 773,331 shares of our common stock that may be issued upon conversion of the preferred stock of our subsidiary, HLI Operating Company, Inc. and 957,447 shares covered by our Series B warrants issued and issuable under our 2003 plan of reorganization (such share totals not adjusted for anti-dilution adjustments that may be triggered by the rights offering and sale of shares of our common stock), could adversely affect the prevailing market price of our common stock. The Investor and the Principal Additional Investor or Additional Investors, if any, own a total of                      shares of common stock, including shares acquired outside the rights offering and Direct Investment Option. All of such shares acquired by the Investor, the Principal Additional Investor, or Additional Investors, if any, will be available for sale immediately after this registration statement becomes effective without any control over the timing or volume of sales thereof by us or any third party. We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares are attempted to be sold within a short period of time, the market for our shares would be adversely affected. It is also unclear as to whether or not the market for our common stock could absorb a large number of attempted sales in a short period of time, regardless of the price at which the same might be offered. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock and our ability to raise additional capital.
After the consummation of the rights offering and the sale of shares to the Investor and the Principal Additional Investor, a significant amount of our common stock could be concentrated in the hands of a few of our stockholders, and their interests may not coincide with yours.
     If, upon the completion of the rights offering, only the Investor and the Principal Additional Investor purchase shares of our common stock, the Investor and the Principal Additional Investor will beneficially own approximately         % of our issued and outstanding common stock. As a result, the Investor and the Principal Additional Investor will have the ability to exercise substantial control over matters generally requiring stockholder approval. These matters include the election of directors and the approval of significant corporate transactions, including potential mergers, consolidations, or sales of all or substantially all of our assets. Pursuant to standstill and director nomination agreements, the Investor and the Principal Additional Investor will be entitled to nominate up to three newly established seats on our board of directors, depending upon their ownership of our common stock immediately following the closing of the rights offering. Pursuant to the standstill and director nomination agreements, the Investor and the Principal Additional Investor will be prohibited from (i) directly or indirectly acquiring common stock that would result in the Investor’s beneficially owning more than 45%, or the Principal Additional Investor’s owning more than 30%, of our issued and outstanding common stock unless such transaction is approved by a committee of independent directors of the Board of Directors or (ii) taking certain other actions, including soliciting proxies, making acquisition proposals, or calling special meetings. Your interests as a holder of the common stock may differ from the interests of the Investor and any Principal Additional Investor.

FORWARD-LOOKING STATEMENTS
     This prospectus contains forward-looking statements with respect to our financial condition and business. All statements other than statements of historical fact made in this prospectus are forward-looking. Such forward-looking statements include, among others, those statements including the words “expect,” “anticipate,” “intend,” “believe,” “may,” “should,” and similar language. These forward-looking statements involve certain risks and uncertainties. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others:
•	competitive pressure in our industry;

•	fluctuations in the price of steel, aluminum, and other raw materials;

•	changes in general economic conditions;

•	our dependence on the automotive industry (which has historically been cyclical) and on a small number of major customers for the majority of our sales;

•	pricing pressure from automotive industry customers and the potential for re-sourcing of business to lower-cost providers;

•	changes in the financial markets or our debt ratings affecting our financial structure and our cost of capital and borrowed money;

•	the uncertainties inherent in international operations and foreign currency fluctuations;

•	our ability to divest non-core assets and businesses; and

•	the risks described in this prospectus and our most recent Annual Report on Form 10-K.
     You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus. Although we believe the expectations reflected in the forward-looking statements at the time they are made are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We have no duty to update the forward looking statements in this prospectus, and we do not intend to provide such updates.

CAPITALIZATION
     The following table describes capitalization as of October 31, 2006, on an actual basis and on a pro forma, as adjusted basis to give effect to the sale of all 55,384,615 shares offered in the rights offering and the Direct Investment Option (including application of net proceeds therefrom) at a price of $3.25 per share.

	At October 31, 2006
	Historical	Pro Forma
	(In Millions)
Current liabilities:
Bank borrowings and other notes	$24.3	$18.0
Current portion of long-term debt	9.2	9.2
Accounts payable and accrued liabilities	402.8	402.8

Total current liabilities	436.3	430.0
Senior Notes	162.5	5.0	(a)
Long-term debt, net of current portion	504.5	504.5
Deferred tax liabilities	66.6	66.6
Pension and other long-term liabilities	409.4	409.4
Minority interest	53.3	53.3
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, none issued or outstanding at October 31, 2006	—	—
Common stock, par value $0.01 per share:
100,000,000 shares authorized (a); 38,468,213 issued and outstanding at October 31, 2006	0.4	0.8
Additional paid in capital	677.9	849.6
Accumulated deficit	(670.6)	(678.5)
Accumulated other comprehensive income	98.4	98.4

Total stockholders’ equity	106.1	269.9

Total capitalization	$1,738.7	$1,738.7

(a) $5.0 M of remaining senior notes were converted on February 15, 2007 to common stock.

USE OF PROCEEDS
     The common stock to be offered and sold pursuant to this prospectus will be offered and sold by the selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders.
SELLING SECURITYHOLDERS
     The following table sets forth information as of March 15, 2007 regarding beneficial ownership of our common stock by those stockholders who may use this prospectus as a selling stockholder. Footnote (1) below provides a brief explanation of what is meant by the term “beneficial ownership.” We have prepared the following table based on information given to us by, or on behalf of, the selling stockholders on or before March 15, 2007. We have not independently verified this information. Because the selling stockholders may offer all or some portion of the shares pursuant to this prospectus, no estimate can be given as to the amount of the shares that will be held by the selling stockholders upon termination of this offering. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which they provided the information to us for inclusion in the following table. To the extent that this prospectus is used by any selling stockholder to sell any of our common stock, additional information with respect to the selling stockholder and the plan of distribution will be contained in a supplement to this prospectus.
     For purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

	Shares of Common	Percentage of Common	Shares of	Shares of	Percentage of
	Stock Owned Prior to	Stock Owned Prior to the	Common Stock	Common Stock	Common Stock
Name of Selling Securityholder(1)(2)	the Offering	Offering(3)	Being Offered	Owned after the Offering	Owned after the Offering

Deutsche Bank Securities Inc.(3)(4)	2,127,604%				%

SPCP Group, LLC(5)	0	0%			%

(1)	“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act, and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date that such person has the right to acquire within 60 days after such date.

(2)	Includes shares acquired pursuant to the rights offering and the Direct Investment Option, in accordance with the terms of the Equity Agreement.

(3)	Based on 39,528,486 shares of common stock issued and outstanding as of March 14, 2007.

(4)	Consists of 463,791 shares of common stock held by Deutsche Bank Securities Inc. and 1,663,813 shares of common stock held by Deutsche Bank AG, London Branch. Deutsche Bank AG, London Branch is an affiliate of Deutsche Bank Securities Inc., which is a registered-broker dealer. The shares of common stock held by each entity were acquired in the ordinary course of the selling shareholder’s investment business, including shares acquired pursuant to the rights offering and the Direct Investment Option, and not for the purpose of resale or distribution. Neither Deutsche Bank AG, London Branch nor Deutsche Bank Securities Inc. has participated in the distribution of the shares on behalf of the issuer. Deutsche Bank Securities Inc. acted as backstop purchaser in connection with our rights offering. Deutsche Bank AG, the shares of which are traded on the New York Stock Exchange and which controls Deutsche Bank AG, London Branch and Deutsche Bank Securities Inc., is widely held and a reporting company under the Exchange Act.

(5)	Silver Point Capital Fund, L.P. and Silver Point Capital Offshore Fund, Ltd. (collectively, the “Funds”) are members of SPCP Group, LLC (“SPCP Group”) and by virtue of such status may be deemed to be the beneficial owners of all of the reported securities held by SPCP Group. Silver Point Capital, L.P. (“Silver Point”) is the investment manager of the Funds and SPCP Group and by virtue of such status may be deemed to be the beneficial owner of all of the reported securities held by SPCP Group. Messrs. Edward A. Mule and Robert J. O’Shea each indirectly control Silver Point and by virtue of such status may be deemed to be the beneficial owners of all of the reported securities held by SPCP Group. Each of the Funds, Silver Point and Messrs. Mule and O’Shea disclaim beneficial ownership of the reported securities held by SPCP Group except to the extent of their pecuniary interest therein.
     None of the selling stockholders has held any position or office with us or any of our subsidiaries within the past three years. Pursuant to standstill and director nomination agreements that we will enter into with the Principal Additional Investor (together, the Standstill Agreements), the Investor and the Principal Additional Investor will, for 90 days following the consummation of the transactions contemplated by the Equity Agreement, be entitled to designate certain individuals to fill newly-established seats on our board of directors, depending upon the percentage ownership of our common stock held by the Investor and the Principal Additional Investor, as applicable, immediately following the rights offering. Such individuals must be independent within the meaning of the Nasdaq Marketplace Rules, may not be employed or otherwise affiliated with the Investor or the Principal Additional Investor, and will be subject to the reasonable approval of our current board of directors. Each of the Investor and the Principal Additional Investor shall be entitled to designate one candidate (each, an Initial Director) to hold a seat on the board of directors if the ownership of our common stock by the Investor or the Principal Additional Investor, as the case may be, is equal to or greater than 15% of the total issued and outstanding shares of our common stock following the closing of the transactions contemplated by the Equity Agreement, excluding any shares of our common stock held by the Investor prior to the date of the Standstill Agreements. In the event that the ownership of common stock by either the Investor or the Principal Additional Investor is equal to or greater than 30% of the total issued and outstanding shares of our common stock following the closing of the transactions contemplated by the Equity Agreement, excluding any shares of our common stock held prior to the date of the Standstill Agreements, and the other party’s ownership is equal to or greater than 15%, then the Initial Directors shall be entitled to jointly designate one additional director. Notwithstanding the foregoing, in the event that the Investor owns 30% or more, and the Principal Additional Investor owns less than 15%, of the total issued and outstanding shares of our common stock immediately following the consummation of the transactions contemplated by the Equity Agreement, excluding any shares of our common stock held by the Investor prior to the date of the Standstill Agreements, the Principal Additional Investor shall have no right to designate a candidate for our board of directors and the Investor shall be entitled to designate one additional director. In addition, in the event that the Principal Additional Investor owns 30% or more, and the Investor owns less than 15%, of the total issued and outstanding shares of our common stock immediately following the consummation of the transactions contemplated by the Equity Agreement, excluding any shares of our common stock held prior to the date of the Standstill Agreements, the Investor shall have no right to designate a candidate for our board of directors and the Principal Additional Investor shall be entitled to designate one additional director. In the case of either the Investor’s or Principal Additional Investor’s right to appoint an additional director, as the case may be, each director so appointed to the board shall serve for the remainder of the term of the class of directors for which he is appointed.
     Pursuant to the Standstill Agreements, the Investor and the Principal Investor have agreed that each will vote or cause to vote all shares that it beneficially owns in favor of the slate of directors nominated by the board of directors of the Company at the Company’s Annual Meetings of Stockholders to be held in 2007 and 2008, so long as the Company is not in breach of its obligations described in the immediately preceding paragraph.
     Pursuant to the Equity Agreement, we agreed to pay the Investor a standby commitment fee of $5.4 million, which is equal to 3.00% of the maximum dollar value of the rights offering. The Investor agreed to pay 50% of this commitment fee to the Principal Additional Investor. We have also agreed to reimburse the Investor and the Principal Additional Investor for their reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Equity Agreement up to a maximum of $1.5 million.
     We have also entered into the Registration Rights Agreement with the Investor, the Principal Additional Investor, and the Additional Investors under which we agreed to register shares of our common stock held by the Investor and the Additional Investors. Pursuant to the Registration Rights Agreement, we agreed to file a registration statement and to use our reasonable best efforts to keep such registration statement continuously effective for three years after the closing of the rights offering. If such registration statement is not effective and subject to certain restrictions, the Investor, the Principal Additional Investor, and any Additional Investors who hold at least one third of all registrable securities may demand, on up to four separate occasions, that the Company register shares of common stock held by the Investor, the Principal Additional Investor, and the Additional Investors. In addition, if we propose to file on our behalf or on behalf of selling securityholders a registration statement, the Investor, the Principal Additional Investor, and the Additional Investors may request that their securities be registered on such registration statement.
PLAN OF DISTRIBUTION
     We are registering shares of our common stock on behalf of the selling stockholders. As used in this prospectus, “selling stockholders” includes donees, transferees, pledgees and other successors in interest that receive such shares as a gift, pledge, partnership distribution or other non-sale transfer from a named selling stockholder after the date of this prospectus. The selling stockholders may offer and sell their shares from time to time in one or more of the following types of transactions (including block transactions):
     •  on any national securities exchange on which the shares may be listed or any automatic quotation system through which the shares may be quoted;
     •  in the over-the-counter market;
     •  in privately negotiated transactions;
     •  ordinary brokerage transactions in which the broker solicits purchasers;
     •  block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     •  through put and call transactions;
     •  through short sales; and
     •  a combination of such methods of sale.
     The selling stockholders may sell their shares at prevailing market prices or at privately negotiated prices. The selling stockholders may use brokers, dealers or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as a principal, or both.
     The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to these broker-dealers or other financial institutions of shares, which such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction). The selling shareholders may also engage in short sales of shares and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover the short sales.
     The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Neither we nor any selling stockholder can presently estimate the amount of such compensation. Because a selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933, which may include delivery through the facilities of the applicable exchange or automated quotation system pursuant to Rule 153 under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving shares against certain liabilities, including liabilities arising under the Securities Act of 1933.
     In order to comply with the securities laws of most states, if applicable, the shares of common stock may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
     The selling stockholders and any other person participating in a distribution of the securities covered by this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for certain periods prior to the commencement of or during such distribution. Regulation M’s prohibition on purchases may include purchases to cover short positions by selling stockholders, and a selling stockholder’s failure to cover a short position at a lender’s request and subsequent purchases by the lender in the open market of shares to cover such short positions, may be deemed to constitute an inducement to buy shares, which is prohibited by Regulation M. All of the above may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.
     We are not aware of whether the selling stockholders have entered into any agreements, understanding or arrangements with any broker-dealers regarding the sale of their shares, nor are we aware that there is an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.
     Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of that rule.
     Following notification by a selling stockholder that it has entered into any material arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:
               •  the name of each such selling stockholder and of the participating broker-dealer(s);
               •  the number of shares involved;
               •  the initial price at which these shares were sold;
               •  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
               •  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
               •  any other facts material to the transactions.
     We have agreed to indemnify in certain circumstances the selling stockholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
     Certain of the securities offered hereby have been issued to the selling stockholders in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. We agreed pursuant to a registration rights agreement we entered into with the selling stockholders to register such securities and all other shares of common stock owned by them under the Securities Act of 1933, as amended, and to keep the registration statement of which this prospectus is a part effective during the required period set forth in the Registration Rights Agreement. We have agreed to pay all expenses in connection with this offering, including the fees and expenses of counsel or other advisors to the selling stockholders, but not including underwriting discounts, concessions or commissions of the selling stockholders.
     We will not receive any proceeds from sales of any securities by the selling stockholders.
     We cannot assure you that the selling stockholders will sell all or any portion of the securities offered hereby.
LEGAL MATTERS
     Certain legal matters have been passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP.
EXPERTS
     The consolidated balance sheets of Hayes Lemmerz International, Inc. and subsidiaries (the Successor) as of January 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years ended January 31, 2006 and 2005, and for the period from June 1, 2003 to January 31, 2004 (Successor periods), and the period from February 1, 2003 to May 31, 2003 (Predecessor period), and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2006 and the effectiveness of internal control over financial reporting as of January 31, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     The report dated April 18, 2006 contains an explanatory paragraph that states that on June 3, 2003, the Company emerged from bankruptcy pursuant to a Plan of Reorganization confirmed by the Bankruptcy Court by order dated

May 12, 2003. Accordingly, the consolidated financial statements of the Successor have been prepared in conformity with the fresh start accounting provisions of the AICPA’s Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.” As a result, the consolidated financial statements of the Successor are presented on a different basis than that prior to the reorganization and, therefore, are not comparable in all respects. Also, for the year ended January 31, 2005, the report refers to the elimination of the one-month lag previously related to the consolidation of the financial statements of international subsidiaries.
     The report dated April 18, 2006, on management’s assessments of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of January 31, 2006, expresses an opinion that the Company did not maintain effective internal control over financial reporting as of January 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness has been identified and included in management’s assessment related to ineffective reconciliation procedures associated with income tax accounting matters. Because of this deficiency, management did not detect errors in the accounting for income taxes amounts in a timely manner as of and for the year ended January 31, 2006. Specifically, errors were detected in current and deferred income tax expense, deferred tax assets and liabilities, as well as intra-period allocation of income tax among continuing operations, discontinued operations and other comprehensive income.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with these requirements, we are required to file periodic reports and other information with the United States Securities and Exchange Commission. The reports and other information filed by us with the Securities and Exchange Commission may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission as described below.
     You may copy and inspect any materials that we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the operation of the public reference rooms. The Securities and Exchange Commission also maintains an internet website at http://www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the Securities and Exchange Commission. Additionally, we make these filings available, free of charge, on our website at www.hayes-lemmerz.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the Securities and Exchange Commission. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our common stock.
     You may also request a copy of any Securities and Exchange Commission filings, and any information required by Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act, at no cost, by contacting:
Hayes Lemmerz International, Inc.
15300 Centennial Drive
Northville, Michigan 48168
Attention: Corporate Secretary

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     We disclose important information to you by referring you to documents that we have previously filed with the Securities and Exchange Commission or documents that we will file with the Securities and Exchange Commission in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the Securities and Exchange Commission will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) or the Exchange Act until we close this offering, including all filings made after the date of the initial registration statement and prior to the effectiveness o the registration statement. We hereby incorporate by reference the following documents:
          •  Our Annual Report on Form 10-K for the fiscal year ended January 31, 2006, filed with the Securities and Exchange Commission on April 21, 2006, and the portions of the Proxy Statement dated May 26, 2006, that are incorporated by reference into the Form 10-K;
          •  Our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2006, filed with the Securities and Exchange Commission on December 11, 2006;
          •  Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2006, filed with the Securities and Exchange Commission on September 11, 2006;
          •  Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2006, filed with the Securities and Exchange Commission on June 9, 2006;
          •  Our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 26, 2006 (other than information contained in Current Reports on Form 8-K that is furnished, but not filed);
          •  Our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 5, 2006 (other than information contained in Current Reports on Form 8-K that is furnished, but not filed);
          •  Our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 20, 2006 (other than information contained in Current Reports on Form 8-K that is furnished, but not filed);
          •  Our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 2, 2007 (other than information contained in Current Reports on Form 8-K that is furnished, but not filed);
          •  Our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 12, 2007 (other than information contained in Current Reports on Form 8-K that is furnished, but not filed);
          •  Our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 21, 2007 (other than information contained in Current Reports on Form 8-K that is furnished, but not filed);
          •  Our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 26, 2007 (other than information contained in Current Reports on Form 8-K that is furnished, but not filed);
          •  Our Current Report on Form 8-K filed with the SEC on March 16, 2007 (other than information contained in Current Reports on Form 8-K that is furnished, but not filed).
     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

     You may request a copy of these filings, at no cost, by written or oral request made to us at the following address or telephone number:
Hayes Lemmerz International, Inc.
15300 Centennial Drive
Northville, MI 48168
(734) 737-5000
Attention: Corporate Secretary

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The expenses relating to the registration of the securities registered hereby will be borne by the registrant. All of the amounts shown are estimates except for the SEC Registration Fee:

Securities and Exchange Commission Registration Fee	$
Printing Costs	$
Accounting Fees and Expenses	$
Legal Fees and Expenses	$
Miscellaneous Expenses	$
Total	$
Item 15. Indemnification of Directors and Officers.
     The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the amended certificate of incorporation and the by-laws of Hayes Lemmerz International, Inc., a Delaware corporation.
     Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
     In the case of an action by or in the right of the corporation, Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Section 145 of the DGCL also permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

     Article ELEVENTH of our Certificate of Incorporation and Article VIII of our By-Laws provide that we shall, to the fullest extent permitted by applicable law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding by reason of the fact that he is or was, or has agreed to become, a director or officer of the Company, or is or was serving at the written request of the Company, as a director, officer, trustee, partner, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided for in our By-Laws is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement, or vote of stockholders or disinterested directors or otherwise. The By-Laws also provide that we shall have the power to purchase and maintain insurance to protect the Company and any director, officer, employee, or agent of the Company or other corporation, partnership, joint venture, trust, or other enterprise against any such expense, liability or loss, whether or not we would have the power to indemnify such persons against such expense, liability or loss under the DGCL.
     We maintain an insurance policy on behalf of the Company and its subsidiaries, and on behalf of the directors and officers thereof, covering certain liabilities that may arise as a result of the actions of such directors and officers.
     Section 102(b)(7) of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.
     Pursuant to Section 102(b)(7) of the DGCL, Article SEVENTH of our Certificate of Incorporation eliminates a director’s personal liability for monetary damages to the Company and its stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director’s duty of loyalty to theCompany or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or knowing violations of the law, the unlawful payment of dividends or repurchase of stock, or self-dealing.
Item 16. List of Exhibits.
     The Exhibits to this registration statement are listed in the Index to Exhibits.
Item 17. Undertakings.
     Hayes Lemmerz International, Inc. hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
Hayes Lemmerz International, Inc. hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in “Item 15—Indemnification of Directors and Officers” above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Northville, State of Michigan on March 16, 2007.

HAYES LEMMERZ INTERNATIONAL, INC.
By:	/s/ James A. Yost
	Name:	James A. Yost
	Title:	Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints Patrick C. Cauley and James A. Yost, and each of them, his true and lawful attorneys-in-fact and agent with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Curtis J. Clawson Curtis J. Clawson	President, Chief Executive Officer, and Chairman of the Board of Directors (Principal Executive Officer)	March 16, 2007

/s/ James A. Yost James A. Yost	Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	March 16, 2007

/s/ Mark A. Brebberman Mark A. Brebberman	Corporate Controller (Principal Accounting Officer)	March 16, 2007

/s/ George T. Haymaker, Jr. George T. Haymaker, Jr.	Director	March 16, 2007

/s/ William H. Cunningham William H. Cunningham	Director	March 16, 2007

/s/ Cynthia Feldmann Cynthia Feldmann	Director	March 16, 2007

/s/ Mohsen Sohi Mohsen Sohi	Director	March 16, 2007

/s/ Henry D. G. Wallace Henry D. G. Wallace	Director	March 16, 2007

/s/ Richard F. Wallman Richard F. Wallman	Director	March 16, 2007

EXHIBIT INDEX

Exhibit	Description
2.1	Modified First Amended Joint Plan of Reorganization of Hayes Lemmerz International, Inc. and Its Affiliated Debtors and Debtors in Possession, as Further Modified (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K, filed May 21, 2003).

2.2	Agreement and Plan of Merger, dated as of June 3, 2003, by and between Hayes Lemmerz International, Inc. and HLI Operating Company, Inc. (incorporated by reference to Exhibit 2.3 to our Current Report on Form 8-K, filed June 3, 2003).

4.1	Equity Purchase and Commitment Agreement, dated as of March 16, 2007, by and between Hayes Lemmerz International, Inc., and Deutsche Bank Securities Inc. (incorporated by reference to Exhibit 99.2 to our Current Report on Form 8-K, filed March 16, 2007).

4.2	Registration Rights Agreement, dated as of March 16, 2007, by and between Hayes Lemmerz International, Inc., Deutsche Bank Securities Inc., and SPCP Group, LLC (incorporated by reference to Exhibit 99.3 to our Current Report on Form 8-K, filed March 16, 2007).

4.3	Form of Standstill and Director Nomination Agreement, to be entered into by and between Hayes Lemmerz International, Inc. and Deutsche Bank Securities Inc. (incorporated by reference to Exhibit 99.4 to our Current Report on Form 8-K, filed March 16, 2007).

4.4	Form of Standstill and Director Nomination Agreement, to be entered into by and between Hayes Lemmerz International, Inc. and SPCP Group, LLC (incorporated by reference to Exhibit 99.5 to our Current Report on Form 8-K, filed March 16, 2007).

4.5	Purchase Agreement, dated as of May 22, 2003, by and between Hayes Lemmerz International, Inc., its subsidiaries named therein, and the Initial Purchasers of the $250,000,000 of 101/2% Senior Notes due 2010 to be issued by HLI Operating Company, Inc. (incorporated by reference to Exhibit 4.1 to our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2003, filed June 16, 2003).

4.6	Indenture, dated as of June 3, 2003, regarding $250,000,000 of 101/2% Senior Notes due 2010, by and between HLI Operating Company, certain listed Guarantors, and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.2 to our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2003, filed June 16, 2003).

4.7	Form of 101/2% Senior Notes due 2010 (attached as Exhibit A to the Indenture filed as Exhibit 4.2 to our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2003, filed June 16, 2003).

4.8	First Supplemental Indenture, dated as of June 19, 2003, by and between HLI Operating Company, Inc. certain listed Guarantors, and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.2 to our Registration Statement No. 333-107539 on Form S-4, filed on July 31, 2003, as amended).

Exhibit	Description
4.9	Registration Rights Agreement, dated as of June 3, 2003, by and between HLI Operating Company, Inc. and the Initial Purchasers of the 101/2% Senior Notes due 2010 (incorporated by reference to Exhibit 4.3 to our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2003, filed June 16, 2003).

4.10	Series B Warrant Agreement, dated as of June 2, 2003, by and between Hayes Lemmerz International, Inc. and Mellon Investor Services LLC, as Warrant Agent (incorporated by reference to Exhibit 4.2 to our Form 8-A, filed June 4, 2003).

4.11	Exchange Agreement, dated as of June 3, 2003, by and between Hayes Lemmerz International, Inc., HLI Parent Company, Inc. and HLI Operating Company, Inc. regarding the Series A Exchangeable Preferred Stock issued by HLI Operating Company, Inc. (incorporated by reference to Exhibit 4.3 to our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2003, filed June 16, 2003).

4.12	Registration Rights Agreement, dated as of July 1, 2004, by and between Hayes Lemmerz International, Inc., and AP Wheels, LLC (incorporated by reference to Exhibit 4.9 to our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2004, filed September 8, 2004).

5.1 **	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the validity of the securities being registered.

23.1 *	Consent of Independent Registered Public Accounting Firm.

23.2 **	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1 *	Powers of Attorney (included on signature page hereto).

*	Filed herewith.

**	To be filed by amendment.